 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Invacare Corporation 2003 Performance Plan for the registration of 3,000,000 common shares of our reports dated February 26, 2009 with respect to the consolidated financial statements and schedule of Invacare Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Invacare Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
August 6, 2009